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                                                                    EXHIBIT 23.2


                         CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in Registration Statement
(Form S-8, No. 333-89576) pertaining to the EnPro Industries, Inc. Retirement Savings Plan for Hourly Workers and the EnPro Industries, Inc. Retirement Savings Plan for Salaried Workers and in the Registration Statement (Form S-8, No. 333-89580) and the Registration Statement (Form S-8, No. 333-107775) pertaining to the EnPro Industries, Inc. Amended and Restated 2002 Equity Compensation Plan of our report dated February 4, 2004, with respect to the consolidated financial statements and financial statement schedule included in this Annual Report (Form 10-K) of EnPro Industries, Inc. for the year ended December 31, 2004.


                                                         /s/ Ernst & Young LLP


Charlotte, North Carolina
March 8, 2005